Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Equity Funds (Invesco Equity Funds) of our reports dated December 19, 2024, relating to the financial statements and financial highlights of Invesco Charter Fund, Invesco Diversified Dividend Fund, Invesco Main Street All Cap Fund®, Invesco Main Street Fund®, Invesco Rising Dividends Fund and Invesco Summit Fund which appear in AIM Equity Funds (Invesco Equity Funds)’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Highlights,” “Other Service Providers - Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2025